Exhibit 5.1

February 5, 2015

Columbia Pipeline Partners LP

5151 San Felipe St., Suite 2500

Houston, TX 77056

Ladies and Gentlemen:

We have acted as special counsel to Columbia Pipeline Partners LP, a Delaware limited partnership (the “Partnership”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offering and sale of common units (the “Common Units”) representing limited partner interests in the Partnership, pursuant to a prospectus forming a part of the Registration Statement on Form S-1 (Registration No. 333-198990), initially filed with the Securities and Exchange Commission on September 29, 2014 (such Registration Statement, as amended at the effective date thereof, being referred to herein as the “Initial Registration Statement”). On the date hereof, the Partnership has filed a registration statement supplement to the Initial Registration Statement pursuant to Rule 462(b) promulgated under the Securities Act (the “Rule 462(b) Registration Statement” and, together with the Initial Registration Statement, the “Registration Statement”), that incorporates by reference the Initial Registration Statement, which was declared effective on February 5, 2015. The Rule 462(b) Registration Statement relates to the registration of the offer and sale by the Partnership of an additional 7,833,107 Common Units (the “Additional Units”).

As the basis for the opinion hereinafter expressed, we examined such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), and the Partnership’s respective records and documents, certificates of the Partnership and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed (i) the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies and (ii) that a definitive underwriting agreement in the form filed as an exhibit to the Registration Statement with respect to the sale of the Common Units will have been duly authorized and validly executed and delivered by the Partnership and the other parties thereto.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that (i) the Partnership has been duly formed and is validly existing as a limited partnership under the Delaware LP Act and (ii) the Additional Units, when issued and delivered on behalf of the Partnership against payment therefor as described in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

Vinson & Elkins LLP Attorneys at Law	1001 Fannin Street, Suite 2500
Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow	Houston, TX 77002-6760
New York Palo Alto Riyadh San Francisco Tokyo Washington	Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

Columbia Pipeline Partners LP February 5, 2015 Page 2

The foregoing opinion is limited to the federal laws of the United States of America, the Constitution of the State of Delaware and the Delaware LP Act, each as interpreted by the courts of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the reference to us under the heading “Validity of Our Common Units” in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement. By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.